Location/Identification

MINFILE Number: 093F 043

Name(s): **FAWN**
GRAN, GIVER, GIVERMORE

Status: Showing

Mining Division: Omineca
Electoral District: Bulkley Valley-Stikine
Forest District: Vanderhoof Forest District

Regions: British Columbia
BCGS Map: 093F025
NTS Map: 093F03E
Latitude: 53 12 27 N
Longitude: 125 08 58 W
Elevation: 1520 metres
Location Accuracy: Within 500M
Comments: Location of the Giver showing.

UTM Zone: 10 (NAD 83)
Northing: 5897510
Easting: 356452

Mineral Occurrence

Commodities: Gold, Silver, Zinc

Minerals

Significant: Pyrite, Arsenopyrite, Sphalerite, Pyrargyrite

Associated: Chalcedony, Quartz, Barite, Dolomite, Specularite

Alteration: Silica, Sericite, Clay, Chlorite, Epidote, Calcite, Hematite, K-Feldspar

Alteration Type: Silicific'n, Argillic, Sericitic, Propylitic

Deposit

Character: Vein, Disseminated, Stockwork, Breccia
Classification: Epithermal, Epigenetic, Hydrothermal
Type: H05: Epithermal Au-Ag: low sulphidation
Shape: Tabular
Dimension: 160x50x20 metres
Comments: The Giver zone is east trending and dips steeply to the north. The dimensions given are approximate.

Host Rock

Dominant Host Rock: Volcanic

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Middle Jurassic	Hazelton	Unnamed/Unknown Formation	----
Jurassic-Cretaceous	----	----	Capoose Batholith

Isotopic Age	Dating Method	Material Dated
---	---	---
---	---	-

Lithology: Brecciated Lapilli Tuff, Lapilli Tuff, Plagioclase Phyric Andesite Flow, Andesite, Dacite, Crystal Tuff, Argillaceous Sediment/Sedimentary, Quartz Monzonite

Geological Setting

Tectonic Belt: Intermontane

Physiographic Area: Nechako Plateau

Terrane: Stikine

Inventory

Ore Zone: DRILLHOLE

Category: Assay/analysis

Year: 1994

Report On: N

NI 43-101: N

Sample Type: Drill Core

Commodity	Grade
Silver	25.2000 grams per tonne
Gold	2.0200 grams per tonne

Comments: Sample from 8.1 metre intercept in diamond drill hole FWN94-02.

Reference: Assessment Report 23531.

Capsule Geology

The Fawn property is located in the Fawnie Creek map area of the Nechako Plateau approximately 120 kilometres southwest of Vanderhoof.

The property covers the eastern portion of the Entiako Spur which comprises part of a regional uplift that exposes Jurassic basement rocks. The Fawnie Creek area is underlain predominantly by Middle Jurassic Hazelton Group intermediate to felsic flow and volcaniclastic rocks, and intravolcanic sedimentary rocks, of the informal Naglico formation (Fieldwork 1993, pp. 15-26). Hazelton Group rocks have been intruded by the Jura-Cretaceous Capoose Batholith. The main phase of the Capoose Batholith, exposed both north and south of Entiako Spur, is quartz monzonite; subordinate phases include quartz diorite plugs and stocks and quartz porphyry dikes and plugs.

Thermal effects on Jurassic strata are widespread especially in the central part of the Entiako Spur where Hazelton Group rocks form a broad thin skin (an erosional remnant) over the Capoose batholith. The alteration mineral assemblage consists of epidote, chlorite, quartz and calcite. A mineral assemblage consisting primarily of garnet, diopside, epidote and biotite has developed where contact metasomatism has been most intense.

Eocene felsic to intermediate flows and pyroclastics of the Ootsa Lake Group unconformably overlie Hazelton Group rocks. They form isolated exposures in areas to the southeast near Mt. Davidson and to the west at the Wolf epithermal prospect. Miocene plateau lavas of the Chilcotin Group unconformably overlie all other rocks, although none occur in the immediate vicinity.

Felsic plutons of probable Late Cretaceous age cut Hazelton Group strata to the north at the Capoose prospect (093F 040). A variety of felsic dikes, suspected to be feeders to Eocene Ootsa Lake Group volcanic rocks, cut all lithologies on the property and locally are spatially and genetically associated with epithermal style vein mineralization (Assessment Report 21927).

The Giver epithermal gold-silver zone is hosted by dark green plagioclase-phyric andesite flows and green to maroon andesite to dacite flows, lapilli and crystal lithic tuffs and minor argillaceous sedimentary rocks. Mineralization occurs in sericite and clay-altered volcanic rocks that host auriferous, chalcedonic breccia and silica stockwork zones. An 8.2 metre chip sample across the zone graded 0.6 grams per tonne gold, 7.1 grams per tonne silver and 0.0914 per cent As (Assessment Report 21927).

In 1994, Western Keltic Mines Inc. conducted a six-hole, 617-metre drilling program to test Giver zone mineralization, and VLF-EM and arsenic-zinc-lead-silver soil anomalies that were outlined during exploration programs carried out in 1991 and 1993. Diamond drilling confirmed the presence of an east-trending, steeply north dipping zone of pervasively clay and sericite-altered andesite. Significant widths of siliceous breccia and stockwork mineralization occur within the alteration; an 8.1-metre intercept in one hole assayed 2.02 grams per tonne gold and 25.2 grams per tonne silver (Assessment Report 23531).

Breccia zones consist of grey, intensely silicified and brecciated lapilli tuff. Sulphide content is about 1 per cent and consists mostly of very fine grained pyrite that occurs as wispy coatings on angular clasts and as 2-millimetre and smaller irregular patches distributed throughout matrix and clasts. Traces of fine-grained acicular arsenopyrite partly replace clasts. Sphalerite and specularite occur in trace amounts. Chalcedonic quartz is the dominant gangue mineral and is cut by comb quartz and late calcite veinlets. Quartz-lined drusy cavities commonly contain rhombs of white dolomite, clusters of subhedral to euhedral barite, rare grains of sphalerite and possibly pyrargyrite.

Cascadia International Resources Inc. and Western Keltic Mines Inc. drilled the property in 1998.

Bibliography

EM EXPL 1998-33-45

EM FIELDWORK 1999, pp. 173-184
EMPR ASS RPT *12668, *13530, 19669, 21247, *21927, *23262, *23531
EMPR EXPL 1983-415,416; 1985-C290; 1992-69-106
EMPR FIELDWORK 1993, pp. 15-26, 45-55; 1994, pp. 177-191
GSC MAP 1131A; 1424A
GSC MEM 324
GSC P 90-1F, pp. 115-120
GCNL #160 (Aug.20) 1998
WWW http://www.infomine.com/index/properties/FAWN.html

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	2008/04/11	**Revised By:**	Mandy N. Desautels(MND)	**Field Check:**	Y